This Note is a Global Security within the meaning of the Indenture hereinafter referred to and is registered in the name of the Depository named below or a nominee of the Depository. This Note is not exchangeable for Notes registered in the name of a Person other than the Depository or its nominee except in the limited circumstances described herein and in the Indenture, and no transfer of this Note (other than a transfer of this Note as a whole by the Depository to a nominee of the Depository or by a nominee of the Depository to the Depository or another nominee of the Depository) may be registered except in the limited circumstances described herein.

Unless this certificate is presented by an authorized representative of CDS Clearing and Depository Services Inc. ("CDS") to Citigroup Inc. or its agent for registration of transfer, exchange or payment, and any certificate issued in respect thereof is registered in the name of CDS & CO., or in such other name as is requested by an authorized representative of CDS (and any payment is made to CDS & CO. or to such other entity as is requested by an authorized representative of CDS), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL since the registered holder hereof, CDS & CO., has an interest herein. This certificate is issued pursuant to a Master Letter of Representations of Citigroup Inc. to CDS, as such letter may be replaced or amended from time to time.

CITIGROUP INC.
4.625% Notes due January 17, 2017
REGISTERED	REGISTERED

CUSIP: 172967 DX 6
ISIN: CA172967 DX 65
Common Code: 028307225

No. R-____	C$_____________

CITIGROUP INC., a Delaware corporation (the "Company", which term includes any successor Person under the Indenture), for value received, hereby promises to pay to CDS & Co., or registered assigns, the principal sum of C$_____________ on January 17, 2017, and until the principal hereof is paid or made available for payment to pay interest thereon from and including January 17, 2007 or from the most recent Interest Payment Date (as defined herein) to which interest has been paid or duly provided for, to but excluding January 17, 2017, semi-annually in equal installments on the seventeenth day of January and July of each year, commencing July 17, 2007, at a fixed rate of 4.625% per annum (each such semi-annual payment date, an “Interest Payment Date”). The interest so payable, and punctually paid or duly provided for, on any Interest Payment Date will, as provided in the Indenture, be paid pursuant to the instructions of the Person in whose name this Note is registered at the close of business on the Record Date for such interest, which shall be the January 1 and July 1 (whether or not a Business Day) next preceding each Interest Payment Date.

Any such interest not so punctually paid or duly provided for will forthwith cease to be payable to the holder on such Record Date and may either be paid pursuant to the instructions of the Person in whose name this Note is registered at the close of business on a subsequent Record Date, such subsequent Record Date to be not less than five days prior to the date of payment of such defaulted interest, notice whereof shall be given to holders of Notes of this series not less than 15 days prior to such subsequent Record Date, or be paid at any time in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Notes of this series may be listed, and upon such notice as may be required by such exchange, all as more fully provided in the Indenture.

Interest will be payable semi-annually in equal installments and, in the case of any period other than a full semi-annual period, interest hereon will be calculated on the basis of the actual number of days elapsed and a year of 365 days or (in the case of a leap year) 366 days. All Canadian dollar amounts resulting from the calculations described in the preceding sentence will be rounded to the nearest cent.

If either an Interest Payment Date or a redemption date falls on a day that is not both a Toronto Business Day and a New York Business Day, the payment due on such date will be postponed to the next succeeding day that is both a Toronto Business Day and a New York Business Day, and no further interest will accrue in respect of such postponement. "Toronto Business Day" means any day on which commercial banks and foreign exchange markets settle payments and are open for general business (including dealings in foreign currency deposits and foreign exchange) in Toronto. “New York Business Day” means any day on which commercial banks settle payments and are open for general business in The City of New York.

If a date for payment of interest or principal on the Note falls on a day that is not a business day in the place of payment, such payment will be made on the next succeeding business day in such place of payment as if made on the date such payment was due. No interest will accrue on any amounts payable for the period from and after the due date for payment of such interest or principal.

The Notes will be represented by beneficial interests in fully registered permanent global notes (the "Global Notes") without interest coupons attached, which will be registered in the name of CDS & Co. and deposited with CDS.

Beneficial interests in the Global Notes will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in CDS. Clearstream International (“Clearstream”) and the Euroclear System (“Euroclear”) will hold interests on behalf of their participants through customers' securities accounts in their respective names on the books of their respective Canadian subcustodians, each of which is a Canadian Schedule I chartered bank ("Canadian subcustodians"), which in turn will hold such interests in customers' securities accounts in the names of the Canadian subcustodians on the books of CDS.

All payments of principal and interest on the Notes will be made in Canadian dollars. Payments on the Global Notes will be made on behalf of the Company by the fiscal agent pursuant to the instructions of the Person in whose name this Note is registered at the close of business on the relevant Record Date. All payments made by the fiscal agent on the Company’s behalf shall discharge the liability of the Company under the Notes to the extent of the sums so paid.

Reference is hereby made to the further provisions of this Note set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

Unless the certificate of authentication hereon has been executed by the Trustee or by the Fiscal Agent on behalf of the Trustee by manual signature, this Note shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed under its corporate seal.

Dated: January 17, 2007

CITIGROUP INC. By:_________________________________ Title: Chief Financial Officer

ATTEST:

By:___________________________________
Title: Assistant Secretary

This is one of the Notes of the series issued under the within-mentioned Indenture.

Dated: January 17, 2007

THE BANK OF NEW YORK, as Trustee By:_________________________________ Name: Title: -or- CITIBANK, N.A., as Authenticating Agent By:_________________________________ Name: Title:

This Note is one of a duly authorized issue of Securities of the Company (the "Notes"), issued and to be issued in one or more series under the Indenture, dated as of March 15, 1987 (as amended and supplemented, the "Indenture"), between the Company and The Bank of New York, as Trustee (the "Trustee", which term includes any successor trustee under the Indenture), to which Indenture and all indentures supplemental thereto reference is hereby made for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Company, the Trustee and the holders of the Notes and of the terms upon which the Notes are, and are to be, authenticated and delivered. This Note is one of the series designated on the face hereof, initially issued in the aggregate principal amount of C$400,000,000.

If an event of default (as defined in the Indenture) with respect to Notes of this series shall occur and be continuing, the principal of the Notes of this series may be declared due and payable in the manner and with the effect provided in the Indenture.

The Indenture contains provisions for defeasance at any time of the entire indebtedness of this Note upon compliance by the Company with certain conditions set forth in Sections 11.03 and 11.04 thereof, which provisions apply to this Note.

The Indenture contains provisions permitting the Company and the Trustee, without the consent of the holders of the Securities, to establish, among other things, the form and terms of any series of Securities issuable thereunder by one or more supplemental indentures, and, with the consent of the holders of not less than 66 2/3% in aggregate principal amount of Securities at the time Outstanding which are affected thereby, to modify the Indenture or any supplemental indenture or the rights of the holders of Securities of such series to be affected, provided that no such modification will (i) extend the fixed maturity of any Securities, reduce the rate or extend the time of payment of interest thereon, reduce the principal amount thereof or the premium , if any, thereon, reduce the amount of the principal of Original Issue Discount Securities payable on any date, change the currency in which Securities are payable, or impair the right to institute suit for the enforcement of any such payment on or after the maturity thereof without the consent of the holder of each Security so affected, or (ii) reduce the aforesaid percentage of Securities of any series, the consent of the holders of which is required for any such modification without the consent of the holders of all Securities of such series then outstanding, or (iii) modify, without the written consent of the Trustee, the rights, duties or immunities of the Trustee.

No reference herein to the Indenture and no provision of this Note or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of and interest on this Note at the times, place and rate, and in the coin or currency, herein prescribed.

This Note is a Global Security registered in the name of a nominee of the Depository. This Note is exchangeable for Notes registered in the name of a person other than the Depository or its nominee only in the limited circumstances hereinafter described. Unless and until it is exchanged in whole or in part for definitive Notes in certificated form, this Note may not be transferred except as a whole by the Depository to a nominee of the Depository or by a nominee of the Depository to the Depository or another nominee of the Depository.

If CDS notifies the Company that it is unwilling or unable to continue as depositary in connection with the Global Notes or ceases to be a recognized clearing agency under the Securities Act (Ontario) or other applicable Canadian securities legislation, and a successor depositary is not appointed by the Company within 90 days after receiving such notice or becoming aware that CDS is no longer so recognized, or if both Clearstream and Euroclear notify the Company that they are unwilling or unable to continue as a clearing system in connection with the Notes, or if the Company in its sole discretion decides to allow some or all of the Notes to be exchangeable for definitive securities in registered form, then the beneficial owners of Notes affected by such events will be notified through the relevant chain of intermediaries that definitive notes are available. Beneficial owners of affected book-entry notes will then be entitled (1) to receive physical delivery in certificated form of definitive notes equal in principal amount to their beneficial interest and (2) to have the definitive notes registered in their names. The definitive notes will be issued in denominations of C$100,000 and integral multiples of C$1,000 in excess thereof. Definitive notes will be registered in the name or names of the person or persons CDS, Euroclear and Clearstream specify in a written instruction to the registrar. CDS or Euroclear and Clearstream may base their written instruction upon directions they receive from their participants. Thereafter, the holders of the definitive notes will be recognized as the "holders" of the notes under the Indenture.

In the event definitive notes are issued, the holders of definitive notes will be able to receive payments of principal and interest on their notes at the office of the Company's paying agents maintained in Toronto and in London. Payment of principal of a definitive note may be made only against surrender of the note to one of the Company's paying agents. The Company also has the option of mailing checks to the registered holders of the notes.

In the event definitive notes are issued, the holders of definitive notes will be able to transfer their notes, in whole or in part, by surrendering the notes for registration of transfer at the office of Citibank Canada, Toronto office, or Citibank, N.A., London office, duly endorsed by or accompanied by a written instrument of transfer in form satisfactory to the Company and the registrar. Upon surrender, the Company will execute, and the authenticating agent will authenticate and deliver, new notes to the designated transferee in the amount being transferred, and a new note for any amount not being transferred will be issued to the transferor. Such new notes will be delivered free of charge at the offices of Citibank, N.A. in London or Citibank Canada in Toronto, as requested by the owner of such new notes. The Company will not charge any fee for the registration of transfer or exchange, except that it may require the payment of a sum sufficient to cover any applicable tax or other governmental charge payable in connection with the transfer.

Prior to due presentment of this Note for registration of transfer, the Company, the Fiscal Agent and any agent of the Company or the Fiscal Agent may treat the Person in whose name this Note is registered as the owner hereof for all purposes, whether or not this Note be overdue, and neither the Company, the Fiscal Agent nor any such agent shall be affected by notice to the contrary.

The Company will pay additional amounts ("Additional Amounts") to the beneficial owner of any Note that is a non-United States person in order to ensure that every net payment on such Note will not be less, due to payment of U.S. withholding tax, than the amount then due and payable. For this purpose, a "net payment" on a Note means a payment by the Company or a paying agent, including payment of principal and interest, after deduction for any present or future tax, assessment or other governmental charge of the United States. These Additional Amounts will constitute additional interest on the Note.

The Company will not be required to pay Additional Amounts, however, in any of the circumstances described in items (1) through (13) below.

(1)
Additional Amounts will not be payable if a payment on a Note is reduced as a result of any tax, assessment or other governmental charge that is imposed or withheld solely by reason of the beneficial owner:

(a)	having a relationship with the United States as a citizen, resident or otherwise;
(b)	having had such a relationship in the past or
(c)	being considered as having had such a relationship.

(2)
Additional Amounts will not be payable if a payment on a Note is reduced as a result of any tax, assessment or other governmental charge that is imposed or withheld solely by reason of the beneficial owner:

(a)	being treated as present in or engaged in a trade or business in the United States;
(b)	being treated as having been present in or engaged in a trade or business in the United States in the past or
(c)	having or having had a permanent establishment in the United States.

(3)
Additional Amounts will not be payable if a payment on a Note is reduced as a result of any tax, assessment or other governmental charge that is imposed or withheld in whole or in part by reason of the beneficial owner being or having been any of the following (as such terms are defined in the Internal Revenue Code of 1986, as amended):

(a)	personal holding company;
(b)	foreign personal holding company;
(c)	foreign private foundation or other foreign tax-exempt organization;
(d)	passive foreign investment company;
(e)	controlled foreign corporation or
(f)	corporation which has accumulated earnings to avoid United States federal income tax.

(4)
Additional Amounts will not be payable if a payment on a Note is reduced as a result of any tax, assessment or other governmental charge that is imposed or withheld solely by reason of the beneficial owner owning or having owned, actually or constructively, 10 percent or more of the total combined voting power of all classes of stock of the Company entitled to vote or by reason of the beneficial owner being a bank that has invested in a Note as an extension of credit in the ordinary course of its trade or business.

For purposes of items (1) through (4) above, "beneficial owner" means a fiduciary, settlor, beneficiary, member or shareholder of the holder if the holder is an estate, trust, partnership, limited liability company, corporation or other entity, or a person holding a power over an estate or trust administered by a fiduciary holder.

(5)	Additional Amounts will not be payable to any beneficial owner of a Note that is a:
(a)	fiduciary;
(b)	partnership;
(c)	limited liability company or
(d)	other fiscally transparent entity

or that is not the sole beneficial owner of the Note, or any portion of the Note. However, this exception to the obligation to pay Additional Amounts will only apply to the extent that a beneficiary or settlor in relation to the fiduciary, or a beneficial owner or member of the partnership, limited liability company or other fiscally transparent entity, would not have been entitled to the payment of an Additional Amount had the beneficiary, settlor, beneficial owner or member received directly its beneficial or distributive share of the payment.

(6)
Additional Amounts will not be payable if a payment on a Note is reduced as a result of any tax, assessment or other governmental charge that is imposed or withheld solely by reason of the failure of the beneficial owner or any other person to comply with applicable certification, identification, documentation or other information reporting requirements. This exception to the obligation to pay Additional Amounts will only apply if compliance with such reporting requirements is required by statute or regulation of the United States or by an applicable income tax treaty to which the United States is a party as a precondition to exemption from such tax, assessment or other governmental charge.

(7)
Additional Amounts will not be payable if a payment on a Note is reduced as a result of any tax, assessment or other governmental charge that is collected or imposed by any method other than by withholding from a payment on a Note by the Company or a paying agent.

(8)
Additional Amounts will not be payable if a payment on a Note is reduced as a result of any tax, assessment or other governmental charge that is imposed or withheld by reason of a change in law, regulation, or administrative or judicial interpretation that becomes effective more than 15 days after the payment becomes due or is duly provided for, whichever occurs later.

(9)
Additional Amounts will not be payable if a payment on a Note is reduced as a result of any tax, assessment or other governmental charge that is imposed or withheld by reason of the presentation by the beneficial owner of a Note for payment more than 30 days after the date on which such payment becomes due or is duly provided for, whichever occurs later.

(10)	Additional Amounts will not be payable if a payment on a Note is reduced as a result of any:
(a)	estate tax;
(b)	inheritance tax;
(c)	gift tax;
(d)	sales tax;
(e)	excise tax;
(f)	transfer tax;
(g)	wealth tax;
(h)	personal property tax or
(i)	any similar tax, assessment, withholding, deduction or other governmental charge.

(11)
Additional Amounts will not be payable if a payment on a Note is reduced as a result of any tax, assessment or other governmental charge required to be withheld by any paying agent from a payment of principal or interest on a Note if such payment can be made without such withholding by any other paying agent.

(12)
Additional Amounts will not be payable if a payment on a Note is reduced as a result of any tax, assessment or other governmental charge that is required to be made pursuant to any European Union directive on the taxation of savings income or any law implementing or complying with, or introduced to conform to, any such directive.

(13)	Additional Amounts will not be payable if a payment on a Note is reduced as a result of any combination of items (1) through (12) above.

Except as specifically provided herein, the Company will not be required to make any payment of any tax, assessment or other governmental charge imposed by any government or a political subdivision or taxing authority of such government.

As used in this Note, "United States person" means:
(a)	any individual who is a citizen or resident of the United States;
(b)	any corporation, partnership or other entity created or organized in or under the laws of the United States;

(c)	any estate if the income of such estate falls within the federal income tax jurisdiction of the United States regardless of the source of such income and
(d)
any trust if a United States court is able to exercise primary supervision over its administration and one or more United States persons have the authority to control all of the substantial decisions of the trust.

Additionally, "non-United States person" means a person who is not a United States person, and "United States" means the states of the United States of America and the District of Columbia, but excluding its territories and its possessions.

Except as provided below, the Notes may not be redeemed prior to maturity.

(1)	The Company may, at its option, redeem the Notes if:
(a)	the Company becomes or will become obligated to pay Additional Amounts as described above;
(b)
the obligation to pay Additional Amounts arises as a result of any change in the laws, regulations or rulings of the United States, or an official position regarding the application or interpretation of such laws, regulations or rulings, which change is announced or becomes effective on or after January 10, 2007 and

(c)
the Company determines, in its business judgment, that the obligation to pay such Additional Amounts cannot be avoided by the use of reasonable measures available to it, other than substituting the obligor under the Notes or taking any action that would entail a material cost to the Company.

(2)	The Company may also redeem the Notes, at its option, if:
(a)
any act is taken by a taxing authority of the United States on or after January 10, 2007, whether or not such act is taken in relation to the Company or any affiliate, that results in a substantial probability that the Company will or may be required to pay Additional Amounts as described above;

(b)
the Company determines, in its business judgment, that the obligation to pay such Additional Amounts cannot be avoided by the use of reasonable measures available to it, other than substituting the obligor under the Notes or taking any action that would entail a material cost to the Company and

(c)
the Company receives an opinion of independent counsel to the effect that an act taken by a taxing authority of the United States results in a substantial probability that the Company will or may be required to pay the Additional Amounts described above, and delivers to the Trustee a certificate, signed by a duly authorized officer, stating that based on such opinion the Company is entitled to redeem the Notes pursuant to their terms.

Any redemption of the Notes as set forth in clauses (1) or (2) above shall be in whole, and not in part, and will be made at a redemption price equal to 100% of the principal amount of the Notes Outstanding plus accrued interest thereon to the date of redemption. Holders shall be given not less than 30 days’ nor more than 60 days’ prior notice by the Trustee of the date fixed for such redemption.

All terms used in this Note which are defined in the Indenture shall have the meanings assigned to them in the Indenture. The Notes are governed by the laws of the State of New York.